Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Partners and Board of Directors
EnLink Midstream Partners, LP:

We consent to the incorporation by reference in the registration statements No. 333-107025, 333-127645, 333-159140, 333-188678 and 333-210641 on Form S-8, No. 333-199618, No. 333-216570 and No. 333-217848 on Form S-3 of EnLink Midstream Partners, LP and subsidiaries of our report dated February 21, 2018, with respect to the consolidated balance sheets of EnLink Midstream Partners, LP and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), changes in partners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, which report appears in the December 31, 2017 annual report on Form 10-K of EnLink Midstream Partners, LP and subsidiaries.

/s/ KPMG LLP

Dallas, Texas
February 21, 2018